Exhibit 21.1

Subsidiaries of Byline Bancorp, Inc.

(as of December 31, 2025)

Subsidiary	Jurisdiction of Incorporation/Organization/Charter
Byline Bank	Illinois
Subsidiaries of Byline Bank:
Lily Pond LLC (Series LLC)	Illinois
Lily Pond R Series, LLC	Illinois
Lily Pond V Series, LLC	Illinois
Lily Pond C Series, LLC	Illinois
Lily Pond T Series, LLC	Illinois
BFG CORPORATION d/b/a Byline Financial Group	Illinois
BORE Investments, LLC	Illinois
Franklin and Lake, LLC	Illinois
7751-7773 West Lake St. Building Association	Illinois
Metropolitan Statutory Trust 1	Connecticut
First Evanston Bancorp Trust I	Delaware
AmeriMark Capital Trust I	Delaware
Inland Bancorp Trust II	Delaware
Inland Bancorp Trust III	Delaware
Inland Bancorp Trust IV	Delaware
Inland Bancorp Trust V	Delaware